Exhibit 99.1

NEWS RELEASE

March 16, 2005	Contact:	Scott R. Royster, EVP & CFO
FOR IMMEDIATE RELEASE		301-429-2642

RADIO ONE, INC.

UPDATES GUIDANCE FOR THE FIRST QUARTER OF 2005

COMPANY ALSO PROVIDES AN EARLY LOOK AT SECOND QUARTER PERFORMANCE

Washington, DC - Radio One, Inc. (“Radio One” or the “Company”) (NASDAQ: ROIAK and ROIA) announced today that it is revising upward its guidance for the first quarter of 2005. The Company now expects to report net broadcast revenue growth of at least 4% for the quarter, and station operating income growth in the low-single digit percentage range. Including one month of financial results for Reach Media, Inc., which the Company acquired 51% of at the end of February 2005, the Company expects to report net broadcast revenue growth of at least 8% for the quarter, and station operating income growth in the mid-single digit percentage range. Also, based on current trends, and not including any results from Reach Media, the Company expects net broadcast revenue in the second quarter of 2005 to increase in the mid-single digit percentage range from the second quarter of 2004.

Commenting on this new guidance, Scott R. Royster, the Company’s Executive Vice President and CFO stated, “We have seen a marked improvement in business over the past month. Our net broadcast revenue outperformed our markets by over 300 basis points in February and we feel very good about how March is shaping up. In addition, the second quarter appears to be off to a good start and we are excited to now have Reach Media as part of the Radio One family. Our national business is improving and we have made important strategic and operational changes in some of our markets that are either starting to bear fruit or that we expect will be beneficial to us later in the year.”

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC, an African-American targeted cable network, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and recently acquired 51% of Reach Media, Inc., owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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